EXHIBIT 23.3
                                                                    ------------

                          INDEPENDENT AUDITORS' CONSENT



The Board of Directors
Wave Systems Corp.:

We consent to the incorporation by reference on Form S-3 of Wave Systems Corp. and Subsidiaries, of our report dated July 9, 1999, except as to note 9, which is as of July 27, 1999, with respect to the balance sheets of N*ABLE Technologies, Inc. as of June 30, 1999 and 1998, and the related statements of operations, stockholders' equity, and cash flows for the two years ended June 30, 1999 and the period from October 31, 1996 (inception) to June 30, 1999, which report appears in the Form 8-K of Wave Systems Corp. and Subsidiaries dated October 12, 1999.


                                                              /s/ KPMG LLP

                                                              KPMG LLP

Boston, Massachusetts
December 14, 1999